LETTER AGREEMENT

Russell Fund Services Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Amended and Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Administrative Agreement”). RIC advises you that it is creating a two new funds to be named the 2020 Retirement Distribution Fund – Shares and the 2020 Retirement Distribution Fund – S Shares (the “New Funds”) and that New Funds desires RFSC to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include the New Funds, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson Treasurer

Accepted this day of .

RUSSELL FUND SERVICES COMPANY

By:
Sandy Cavanaugh
President